Exhibit 99.1

News Release

Contact information:	5501 American Blvd. W.
Rich Stoebe 952.830.3250	Minneapolis, MN 55437
Julie Goetz 952.830.3332	www.jostens.com

FOR IMMEDIATE RELEASE

Jostens to move diploma production

Red Wing, Minnesota, plant to close

MINNEAPOLIS – June 22, 2004 – Jostens today announced that it will move its graduation diploma customer service and production from the Red Wing, Minnesota, plant to facilities in Owatonna, Minnesota, Shelbyville, Tennessee, and Topeka, Kansas. It is the Company’s intent to discontinue most operations at the Red Wing, Minnesota, facility by September 1, 2004, and complete the plant closure by mid-October, 2004.

“This is a difficult, yet necessary, business decision required to improve the overall service to our graduation customers,” said Jack Larsen, senior vice-president of Operations of Jostens, Inc. “By efficiently combining our graduation products operations in this way, we can take advantage of existing customer service experience, business knowledge, and manufacturing expertise located at facilities that perform similar functions within Jostens.”

As a result of this decision, 22 additional customer service positions will be created in Owatonna; 115 manufacturing and customer service jobs will be created in Shelbyville; and 40 manufacturing jobs will be added in Topeka.  Approximately 147 fulltime and 32 seasonal positions will be eliminated at the Red Wing facility. In addition to severance, outplacement services and relocation opportunities for eligible employees, Jostens will establish an onsite career center for those affected by the decision.

Minneapolis-based Jostens is a provider of products, programs and services that help people celebrate important moments, recognize achievements and build affiliation. The Company’s products include yearbooks, class rings and affiliation jewelry, graduation products, school photography, and products for athletic departments and their fans.

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